EXHIBIT 21

SUBSIDIARIES

Webster Bank, National Association, is a direct subsidiary of Webster. Webster owns all of the common stock of Webster Statutory Trust I. Webster also owns all of the common stock of Fleming, Perry & Cox, Inc and Webster Licensing, LLC. Webster Capital Trust III, Webster Capital Trust IV, Webster Capital Trust V, and Webster Capital Trust VI are also subsidiaries of Webster, however, these Delaware business trusts are inactive and uncapitalized.

Webster Bank, N.A. has the following wholly-owned subsidiaries: Farrington Place Corporation, Webster Investment Services, Inc., Webster Mortgage Investment Corporation, MyWebster, Inc., Webster Community Development Corporation, Webster Capital Finance, Inc., Webster Business Credit Corporation, Webster Growth Capital Corporation, Webster Mortgage Company, Webster Massachusetts Security Corporation. Webster Bank, N.A has the following wholly-owned OREO subsidiaries: Maple Mountain Properties, Inc., Progress Place, Inc., Springfield Dev, Inc., Springfield PP Dev, Inc., Forsythia Woods, Inc., Great Oak Way, Inc., Hawthorn Woods, Inc., Ironwood Court, Inc., Juniper Way, Inc., Laurel Way Properties, Inc., Dogwood Place, Inc., E.D. (I) Magnolia, Inc., E.D. (I) Rebanna, Inc., E.D. (I) Rosewood, Inc., Elderberry Place, Inc., FCB Properties, Inc., 470-474 Frontage Road, Inc., 575 Broad Street, Inc., Aspen Place, Inc., Bartlett Road, Inc., Birch Bark Properties, Inc., Catalpa Woods, Inc., North Queen Properties (I), Inc., North Queen Properties (II), Inc., Fuhrmann Boulevard, Inc., Webster Bank, N.A. also directly owns all of the outstanding common stock of Webster Preferred Capital Corporation.

WEBSTER SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Names Under Which Subsidiary Does Business
Webster Bank, N.A.	United States	Same
Webster Capital Trust III	Delaware	Same
Webster Capital Trust IV	Delaware	Same
Webster Capital Trust V	Delaware	Same
Webster Capital Trust VI	Delaware	Same
Webster Capital Trust VII	Delaware	Same
Webster Statutory Trust I	Connecticut	Same
Fleming, Perry & Cox, Inc.	Connecticut	Same
Webster Licensing, LLC	Delaware	Same